Exhibit d 4 d

THE MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May 2013, between New York Life Investment Management LLC, (the “Manager”) and MacKay Shields LLC, (the Subadvisor”).

WHEREAS, the parties hereto have entered into a Subadvisory Agreement, dated April 29, 2011, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend Schedule A of the Agreement to reflect (i) changes to the subadvisory fees with respect to the MainStay VP Convertible Portfolio; and (ii) a change in the name of the MainStay VP Flexible Bond Opportunities Portfolio to MainStay VP Unconstrained Bond Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 1, 2013, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Director& Associate	Title:	Senior Managing Director
General Counsel

MACKAY SHIELDS LLC

Attest:	/s/ Lucille Protas	By:	/s/ Young Lee
Name:	Lucille Protas	Name:	Young Lee
Title:	President	Title:	Senior Managing Director

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SCHEDULE A

(Effective as of May 1, 2013)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO NAME	ANNUAL RATE

MainStay VP Convertible Portfolio	0.30% up to $500 million; 0.275% from $500 million to $1 billion; and 0.25% in excess of $1 billion

MainStay VP Government Portfolio	0.250% up to $500 million; 0.2375% from $500 million up to $1 billion; and 0.225% in excess of $1 billion

MainStay VP High Yield Corporate Bond Portfolio	0.285% up to $1 billion; 0.275% from $1 billion up to $5 billion; and 0.2625% in excess of $5 billion

MainStay VP Income Builder Portfolio	0.285% up to $1 billion; and 0.275% in excess of $1 billion*

MainStay Unconstrained Bond Portfolio (Formerly MainStay VP Flexible Bond Opportunities Portfolio)	0.300% up to $500 million; 0.275% from $500 million up to $1 billion; and 0.250% on assets in excess of $1 billion

The portion of the fee based upon the average daily net assets of the respective Portfolio shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

* The annual rate is based on the percentage that the Allocated Assets constitutes of the Portfolio’s total average daily net assets.

Payment will be made to the Subadvisor on a monthly basis.